Exhibit 10.21
2026 DAVITA INC. SEVERANCE PLAN
FOR SECTION 16 OFFICERS
DaVita Inc., a Delaware corporation (the “Company”), adopts the 2026 DaVita Inc. Severance Plan for Section 16 Officers (this “Plan”), effective January 1, 2026, for the benefit of Section 16 Officers (as defined below) of the Company. This Plan is intended to secure the continued services and ensure the continued dedication of the Section 16 Officers by providing to such Section 16 Officers certain protections in the event of a Qualifying Termination (as defined below). This Plan is intended to qualify as an employee welfare benefit plan as described in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
1.Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Base Salary” means the Section 16 Officer’s weekly base wage at the rate in effect on the Termination Date, excluding for this purpose all categories of pay that are not base wages (including, but not limited to, overtime, bonuses, commissions, incentive pay and any taxable or nontaxable fringe benefit or payment).
(b)“Board” means the Board of Directors of the Company.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Committee” means the Compensation Committee of the Board.
(e)“Disability” means a disability, as determined in the Company’s sole discretion, in a manner consistent with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(4).
(f)“Eligible Subsidiary” shall mean a Subsidiary of the Company with employees who are Section 16 Officers eligible to participate in the Plan.
(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(h)“Noncompetition Agreement” means the noncompetition and confidentiality agreement described in Section 2 of this Plan.
(i)“Noncompetition Agreement Expiration Date” shall mean the deadline following the Termination Date, as described in the Noncompetition Agreement, during which the Section 16 Officer must timely deliver the executed Noncompetition Agreement to receive payments and benefits under this Plan.
(j)“Period of Service” means a consecutive period measured from a Section 16 Officer’s hire date with the Company or any Subsidiary (or any other affiliate of the Company, as may be determined by the Company), as reflected in the payroll records of the Company or any Subsidiary (or any other affiliate of the Company, as may otherwise be determined by the Company), during which the Section 16 Officer is employed by the Company or any Subsidiary (or any other affiliate of the Company, as may otherwise be determined by the Company), without interruption by resignation, discharge, layoff, or other termination of employment. For the avoidance of doubt, Period of Service shall be determined

Exhibit 10.21
regardless of status as a Section 16 Officer as of the date of hire and during the continuous employment period.
(k)“Plan” means the 2026 DaVita Inc. Severance Plan for Section 16 Officers, as described herein.
(l)“Qualifying Termination” means the involuntary termination of a Section 16 Officer, as applicable, in accordance with Code Section 409A, under circumstances that, in the sole discretion of the Committee with respect to Section 16 Officers other than the CEO or the independent members of the Board with respect to the CEO, as applicable, warrant the payment of severance payments and benefits under this Plan; provided, however, that a Section 16 Officer will not incur a Qualifying Termination and will not receive severance payments and benefits under this Plan for any of the following, as determined in the sole discretion of the Board or Committee with respect to Section 16 Officers other than the CEO or the independent members of the Board with respect to the CEO, as applicable:
(i)the Section 16 Officer’s employment is terminated by the Company or an Eligible Subsidiary for any action which the Committee or independent members of the Board with respect to the CEO, as applicable, determines is for material cause, including, but not limited to, failure to perform job responsibilities; violation of the policies and procedures of the Company, its Subsidiaries or affiliates; an act of fraud or dishonesty affecting or involving the Company, its Subsidiaries or affiliates; a breach of a material provision of the Section 16 Officer’s employment agreement or other similar agreement with the Company (or a Subsidiary or any other affiliate of the Company, as may otherwise be determined by the Company); any action giving rise to “for cause” (or similar) termination under the Section 16 Officer’s employment agreement or similar agreement with the Company (or a Subsidiary or any other affiliate of the Company, as may otherwise be determined by the Company); poor performance, misconduct, or failure to return from a leave of absence; or
(ii)the Section 16 Officer’s position is eliminated due to the sale of an Eligible Subsidiary or assets of the Eligible Subsidiary which employs the Section 16 Officer on the Termination Date; or
(iii)the Section 16 Officer’s position is eliminated due to the spin-off of any Eligible Subsidiary, and the spun-off entity makes an offer of employment to the Section 16 Officer on or before the Termination Date (regardless of whether the Section 16 Officer accepts the offer).
(m)“Section 16 Officer” means a person who immediately prior to the Qualifying Termination was designated by the Board as an “officer” defined in Section 16 of the Exchange Act.
(n)“Severance and Release Agreement” has the meaning provided in Section 2 of the Plan.
(o)“Severance and Release Expiration Date” shall mean the deadline following the Termination Date, as described in the Severance and Release Agreement, during which the Section 16 Officer must timely deliver and not revoke, as applicable, the executed Severance and Release Agreement to receive payments and benefits under this Plan.
(p)“Subsidiary” means those subsidiaries that are controlled by the Company, such that the Company possesses, directly or indirectly, the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

Exhibit 10.21
(q)“Termination Date” with respect to a Section 16 Officer means the last day of work for which the Section 16 Officer will be paid for work as designated in the notice advising the Section 16 Officer that he or she will be subject to a Qualifying Termination. Neither unused time off benefits nor the payment of severance benefits under this Plan will extend a Section 16 Officer’s Termination Date. The Company has the right to cancel a Qualifying Termination or reschedule a Termination Date at any time before the Section 16 Officer’s specified Termination Date. If the Company cancels a Section 16 Officer’s Termination Date or if the Section 16 Officer experiences a termination that does not constitute a Qualifying Termination prior to the specified Termination Date, the Section 16 Officer will not be eligible for any benefits under this Plan.
(r)“Year of Service” means a consecutive twelve-month period measured from a Section 16 Officer’s most recent hire date with the Company or a Subsidiary (or any other affiliate of the Company, as may otherwise be determined by the Company), as reflected in the payroll records of the Company or Subsidiary (or any other affiliate of the Company, as may otherwise be determined by the Company), and the anniversaries of that date, during which the Section 16 Officer is employed in any capacity (including as a per diem teammate), without interruption by resignation, discharge, layoff, or other termination of employment. For the avoidance of doubt, a Section 16 Officer will be credited with a Year of Service for each year they are employed by the Company or Subsidiary (or any other affiliate of the Company, as may otherwise be determined by the Company), regardless of their status as a Section 16 Officer during such period.
2.Payments and Benefits Upon Qualifying Termination. If a Section 16 Officer shall incur a Qualifying Termination, and the Section 16 Officer (or the Section 16 Officer’s executor or other legal representative in the case of the Section 16 Officer’s death or Disability following such termination) executes (and, if required in the Severance and Release Agreement does not revoke, as applicable) a Severance and Release Agreement by the Severance and Release Expiration Date and, should the Company require, executes a Noncompetition Agreement by the Noncompetition Agreement Expiration Date, which the Company shall provide to the Section 16 Officer, with such restrictive covenants included to the maximum extent permitted by law, as compensation for services rendered to the Company, its Subsidiaries and affiliates, and in consideration of the covenants set forth in the Severance and Release Agreement and Noncompetition Agreement, then such Section 16 Officer shall be eligible for the payments and benefits described in this Section 2.
(a)Subject to Sections 2 and 3 of this Plan and compliance with the Severance and Release Agreement and Noncompetition Agreement, the Company shall pay to the Section 16 Officer (or the Section 16 Officer’s beneficiary or estate, as the case may be), commencing as soon as administratively practicable but within 14 days following the date of execution (without revocation, as applicable) of the Severance and Release Agreement and Noncompetition Agreement, a cash payment in an amount equal to (i) twelve (12) months of the Section 16 Officer’s Base Salary for any Section 16 Officer with a Period of Service greater than or equal to one Year of Service or (ii) six (6) months of the Section 16 Officer’s Base Salary for any Section 16 Officer with a Period of Service of less than one Year of Service (such period of salary continuation, the “Severance Period”). The first payment under this Section 2 shall include retroactive payments, if any, to make up for the Severance Period between the Termination Date and the first severance payment. Any remainder of the benefit due to the Section 16 Officer will be paid as salary continuation, in equal installments in accordance with the Company’s or, if employed by an Eligible Subsidiary, the Eligible Subsidiary’s normal payroll schedule, over the remaining portion of the Severance Period. These payments will be subject to all applicable tax and other withholdings, except that no withholding shall be made for the DaVita Retirement Savings Plan, or any other 401(k) plan, any nonqualified deferred compensation plan (except as otherwise expressly required

Exhibit 10.21
by such plan and the Section 16 Officer’s deferral election thereunder), or for premiums for continued insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
(b)The Company shall provide outplacement assistance to the Section 16 Officer, the nature of which will be at the Company’s discretion, and which shall, in no event be provided after the last day of the second calendar year following the calendar year in which the Termination Date occurs.
(c)Benefits under the Plan are conditioned upon the Section 16 Officer’s timely execution and, if required in the Severance and Release Agreement, non-revocation of a Severance and Release Agreement and execution of a Noncompetition Agreement in the forms prescribed by the Company. The Company may suspend or terminate benefits under the Plan if it determines, in its sole discretion, that the Section 16 Officer has breached any of the conditions or covenants described in the Severance and Release Agreement or Noncompetition Agreement, subject to ratification by the Committee or independent members of the Board with respect to the CEO, as applicable. Any payments received prior to such suspension or termination shall be deemed sufficient consideration for the release and other obligations. The Company’s right to suspend or terminate benefits does not limit its (or any of its Subsidiaries or affiliates’) ability to pursue other remedies, including, without limitation, injunctive relief.
(d)Nothing in this Plan shall be construed as altering, impacting, superseding, or creating any additional entitlement under the terms of any agreements the Section 16 Officer previously entered into with the Company or any Subsidiary or any other affiliate of the Company regarding stock options, restricted stock units, other stock-based awards, or other long-term incentives. Such agreements shall continue to govern and be administered strictly in accordance with their terms.
(e)To the extent an eligible Section 16 Officer has entered into a valid employment agreement or other compensation arrangement with the Company or any Subsidiary or affiliate of the Company that is in effect at the time of a Qualifying Termination, the amounts provided under this Plan shall be reduced dollar for dollar (but not below zero) by any severance, termination, end of service gratuity, compensation for non-competition commitments (whether paid during the term of employment or post-termination), or similar benefits or amounts payable to the Section 16 Officer pursuant to such employment agreement or other compensation arrangement, and nothing in such employment agreement or other compensation arrangement or this Plan shall be construed as providing duplicate severance or termination benefits.
(f)If the Company or any Subsidiary or any other affiliate of the Company is obligated by law or contract to pay severance pay, notice pay or similar benefits, or if the Company or any Subsidiary or any other affiliate of the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced, but not below zero, on a dollar for dollar basis by the amount of any such severance pay, notice pay or other similar benefits received during any Notice Period.
(g)To the extent permitted by applicable law, the Company may, at its sole discretion, apply any payment amounts otherwise due and payable under the Plan against any loans outstanding or debts outstanding to the Company or any Subsidiary or any other affiliate of the Company on the Termination Date.
(h)Nothing in this Plan shall be construed as creating any entitlement to a bonus or incentive payment not otherwise provided for under the terms of any bonus or incentive plan or bonus or

Exhibit 10.21
incentive arrangement that the Section 16 Officer entered into with the Company or any Subsidiary or any other affiliate of the Company. Any bonus or incentive eligibility and payment shall be governed exclusively by the terms of such bonus or incentive plan or arrangement.
3.Section 409A of the Code. This Plan and any payment made hereunder is intended to fall within the exemptions to Section 409A of the Code for separation pay plans and short-term deferrals and shall be interpreted and construed consistent with that intent. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A- 2(b)(2). Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) to a Section 16 Officer hereunder provides for the “deferral of compensation” under Section 409A of the Code, the payment shall be made (or provided) in accordance with the following:
(a)If the Section 16 Officer is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Section 16 Officer’s Termination Date, then no such payment shall be made during the period beginning on the Termination Date and ending on the date that is six (6) months following the Termination Date or, if earlier, on the date of the Section 16 Officer’s death, if the earlier making of such payment would result in tax penalties being imposed on the Section 16 Officer under Section 409A of the Code. The amount of any payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six (6) months following the Termination Date or, if earlier, the date of the Section 16 Officer’s death.
(b)With respect to any payments due under Section 2(a) of this Plan as a result of the Section 16 Officer’s Qualifying Termination made pursuant to the terms of this Plan, and which are subject to the Section 16 Officer’s execution and delivery of the Severance and Release Agreement and Noncompetition Agreement described in Section 2 of this Plan, in any case where the Termination Date and the Severance and Release Expiration Date or the Noncompetition Agreement Expiration Date fall in two separate taxable years, any payments required to be made to the Section 16 Officer which are conditioned on the timely execution of the Severance and Release Agreement and Noncompetition Agreement and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Section 16 Officer’s execution of the Severance and Release Agreement, directly or indirectly, result in the Section 16 Officer designating the calendar year of payment.
(c)If the amounts paid under this Plan are viewed as a substitute for any other severance payments or benefits under a separate employment agreement or other similar agreement that is in effect at the time of the Qualifying Termination and such other severance payments or benefits constitute nonqualified deferred compensation under Section 409A, then such other agreement governing such other severance payments or benefits shall control the timing and form of payment of the benefits provided under this Plan to the extent required to comply with Section 409A of the Code.
(d)Under no circumstances will payments commence later than 72 days after the Termination Date. Additionally, no payments shall be made later than the end of the second calendar year following the Termination Date.
(e)In the event the terms of this Plan would subject a Section 16 Officer to taxes, penalties or interest under Code Section 409A (“409A Penalties”), the Company may (in its discretion but without an obligation to do so) amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company or any of its Subsidiaries or affiliates be

Exhibit 10.21
responsible for any 409A Penalties that arise in connection with this Plan or any amounts payable under this Plan.
4.Plan Administration
(a)This Plan shall be interpreted and administered by the Company, or if the Company has delegated its authority to interpret and administer this Plan, by the person or persons appointed by the Company from time to time to interpret and administer this Plan (the “Plan Administrator”), who shall have complete authority, in his or her sole discretion subject to the express provisions of this Plan, to make all determinations necessary or advisable for the administration of this Plan. The Company has delegated its authority as the Plan Administrator to the Company’s Health & Welfare Benefits Committee (or equivalent), or in the event of any question of determination with respect to eligibility or severance entitlements or material amendment or other material changes to the Plan, in each case, with respect to a Section 16 Officer, the Committee, or the independent members of the Board in the case of the CEO of the Company.
(b)The Plan Administrator and any representative whom it chooses to assist it to carry out its responsibilities under the Plan shall have the maximum discretionary authority permitted by law to interpret, construe, and administer the Plan, to make determinations regarding Plan participation, eligibility for or entitlement to benefits, to evaluate and determine the validity of benefit claims, and to resolve any and all claims and disputes regarding the rights and entitlements of individuals to participate in the Plan and to receive benefits and payments pursuant to the Plan. The decisions of the Plan Administrator and its representatives shall be given the maximum deference permitted by law.
(c)All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner in accordance with the procedure for claims and appeals described in Section 5 of this Plan.
(d) The Plan Administrator shall have such powers as are necessary for the proper handling of claims for benefits under the Plan, including, but not limited to, the following:
(i)To prescribe procedures to be followed by Section 16 Officers in filing applications for benefits and for furnishing evidence necessary to establish their rights to benefits under the Plan;
(ii)To find facts as to the rights of any Section 16 Officer applying for or receiving benefits under the Plan and to notify any such Section 16 Officers dissatisfied with any such finding of their right to appeal as set forth in Section 5 of this Plan. Final determination of benefits covered under this Plan shall be made by the Plan Administrator;
(iii)To make benefit payments directly to Section 16 Officers entitled to benefits under the Plan or to their authorized assignees;
(iv)To obtain from the Company, its Subsidiaries and/or affiliates, Section 16 Officers, and others, such information as shall be necessary for the proper administration of claims under the Plan;
(v)To keep records regarding the administration of claims under the Plan; and

Exhibit 10.21
(vi)To collect, evaluate, analyze and prepare statistical and other data with respect to the administration of the Plan.
(e)The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of his or her duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.
(f)If any overpayment or erroneous payment is made under the Plan for any reason or any payment is made to any person in error, the Plan Administrator will have the right to recover the overpayment or erroneous payment and the Section 16 Officer or other person receiving such overpayment or erroneous payment will cooperate fully with the Plan and return to the Company such amount.
5.Claims Procedures
(a)Definitions. For purposes of this Section 5, following terms shall have the meaning described below:
(i)“Adverse Benefit Determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of eligibility to participate in a Plan.
(ii) “Relevant” means that a document, record, or other information regarding a claim either: (1) was relied upon in making the benefit determination; (2) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (3) demonstrates compliance with administrative processes and safeguards designed to ensure and to verify that benefit claim determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.
(iii)“Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that is reasonably calculated to ensure actual receipt by the individual.
(b)Application for Benefits. Any Section 16 Officer whose employment has been terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. All applications for benefits under the Plan shall be submitted to the Plan Administrator at such location as shall be designated by the Plan Administrator from time to time. Applications for benefits must be in writing on forms acceptable to the Plan Administrator and must be signed by the claimant. The Plan Administrator reserves the right to require the claimant to furnish such other information and documents as the Plan Administrator

Exhibit 10.21
determines are necessary or appropriate. Each application shall be acted upon and approved or disapproved by the Plan Administrator within 90 days following its receipt by the Plan Administrator.
(c)Notification of Adverse Benefit Determination. The Plan Administrator shall provide a claimant with a written or electronic Notification of any Adverse Benefit Determination. Any electronic Notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c). The Notification shall set forth, in a manner calculated to be understood by the claimant:
(i)The specific reason or reasons for the adverse determination;
(ii)Reference to the specific Plan provisions on which the determination is based;
(iii)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.
(d)Review of Benefits Denial. A claimant shall have a reasonable opportunity to appeal an Adverse Benefit Determination to an appropriate named fiduciary of the Plan, and under which there will be a full and fair review of the claim and the Adverse Benefit Determination. The named fiduciary shall be identified in the Notification described in Section 5(c) of this Plan and may be the Plan Administrator, or another appropriate fiduciary of the Plan. Such full and fair review shall:
(i)Provide claimants at least 60 days following receipt of a Notification of an Adverse Benefit Determination within which to appeal the determination;
(ii)Provide claimants the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;
(iii)Provide to a claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information Relevant to the claimant’s claim for benefits;
(iv)Provide for a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and
(v)Provide for a review that does not afford deference to the initial Adverse Benefit Determination and that is conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the Adverse Benefit Determination that is the subject of the appeal, nor the subordinate of such individual.
(e)Timing of Benefit Determination on Review. The appropriate Plan fiduciary shall notify the claimant, in accordance with Section 5(g) below, of the Plan’s benefit determination on review within a reasonable period of time. Such Notification shall be provided not later than 60 days after receipt by the Plan of the claimant’s request for review of the initial Adverse Benefit Determination.

Exhibit 10.21
(f)Furnishing Documents. In the case of an Adverse Benefit Determination on review, the Plan fiduciary shall provide such access to, and copies of, documents, records, and other information described in Section 5(g) of this Plan as is appropriate.
(g)Content of Notification on Review. The Plan fiduciary shall provide a claimant with written or electronic Notification of a Plan’s benefit determination following an appeal described in Section 5(d) of this Plan. Any electronic Notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c). In the case of an Adverse Benefit Determination on review, the Notification shall set forth, in a manner calculated to be understood by the claimant:
(i)The specific reason or reasons for the adverse determination;
(ii)Reference to the specific Plan provisions on which the benefit determination is based;
(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information Relevant to the claimant’s claim for benefits; and
(iv)A statement of the claimant’s right to bring an action under section 502(a) of ERISA.
(h)Extension of Notice Period. The ninety (90) day and sixty (60) day periods applicable to the Notices furnished by the Plan Administrator in this Section 5 may be extended at the discretion of the Plan Administrator for a second ninety (90) or sixty (60) day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final decision is expected.
(i)Calculating Time Periods. The period of time within which a benefit determination (including a benefit determination on review) is required to be made shall begin at the time a claim (or appeal) is filed in accordance with the reasonable procedures of the Plan, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the Notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(j)Compliance with ERISA Claim Procedures. The claim procedures set forth in this Section 5 shall be interpreted consistently with the applicable requirements of 29 C.F.R. § 2560.503-1. To the extent any provision of this Section 5 does not comply with those requirements, such provision shall be construed and applied in a manner that is consistent with 29 C.F.R. § 2560.503-1.
(k)Limitation on Actions. No action (whether at law, in equity, or otherwise) shall be brought by or on behalf of any person for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedures as described in this Section 5. Any action (whether at law, in equity, or otherwise) must be filed and litigated in the U.S. District Court for the District of Colorado and must be commenced within one year. This one-year period shall be computed from the earlier of (i) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s claim review procedure and (ii) the date such person’s cause of action

Exhibit 10.21
first accrued. If a person does not bring such an action within such one-year period, the person will be barred from bringing such action.
6.Withholding Taxes. The Company will withhold from all payments due under this Plan to each Section 16 Officer (or the Section 16 Officer’s beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
7.Amendment. The Company shall have the right, in its sole discretion, pursuant to action by the Board, the Committee or either of their respective delegates, to terminate or amend this Plan at any time and in any respect; provided, however, that no amendment may reduce any severance payments or benefits due hereunder with respect to a Section 16 Officer who previously incurred a Qualifying Termination and who has not forfeited such payments and benefits pursuant to the Severance and Release Agreement, the Noncompetition Agreement, or the non-duplication of severance payments or benefits provisions of Section 2 or other applicable provisions of this Plan.
8.Effect of Plan. Subject to the foregoing and to the provisions and limitations set forth under Section 2 of this Plan, the rights of, and benefits payable to, a Section 16 Officer pursuant to this Plan are in addition to any rights of, or benefits payable to, a Section 16 Officer under any other Section 16 Officer benefit plan or compensation program of the Company or its Subsidiaries or its affiliates, other than a benefit plan or compensation program providing for severance or similar benefits. All rights of a Section 16 Officer under any such plan or program shall be determined in accordance with the provisions of such plan or program.
9.Unfunded Plan. This Plan shall not be funded and all payments and benefits made hereunder shall be from the general assets of the Company. The Plan is consistent with the Plan being an unfunded employee welfare benefit plan maintained by an employer within the meaning of ERISA. No Section 16 Officer entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, its Subsidiaries or affiliates but a Section 16 Officer shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in this Plan.
10.Payments to Minors, Incompetents and Beneficiaries. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, its Subsidiaries and its affiliates, the Plan Administrator and all other parties with respect thereto. If a Section 16 Officer shall die while any amounts would be payable to the Section 16 Officer under this Plan had the Section 16 Officer continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Section 16 Officer to receive such amounts or, if no person is so appointed, to the estate of the Section 16 Officer.
11.Non-Assignability. None of the payments, benefits or rights of any Section 16 Officer shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Section 16 Officer. Except as otherwise provided herein or by law, no right or interest of any Section 16 Officer under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted

Exhibit 10.21
assignment or transfer thereof shall be effective; and no right or interest of any Section 16 Officer under this Plan shall be subject to any obligation or liability of such Section 16 Officer.
12.No Rights to Continued Employment. Neither the adoption of this Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Section 16 Officer the right to be retained in the service of the Company, its Subsidiaries or affiliates, and all Section 16 Officers shall remain subject to discharge to the same extent as if this Plan had not been adopted.
13.Successors; Binding Agreement. This Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Section 16 Officer, present and future, and any successor to the Company. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 13, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.
14.Missing Person. If, within one year after any amount becomes payable hereunder to a Section 16 Officer, and the same shall not have been claimed, provided due and proper care shall have been exercised by the Plan Administrator in attempting to make such payment, the amount thereof shall be forfeited except as otherwise required by applicable law.
15.Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator, the Board, the Committee, and any employee to whom fiduciary responsibility with respect to the Plan is allocated or delegated (such person, an “Indemnitee”) from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan, other than such liabilities, costs, and expenses as may result from the gross negligence or willful misconduct of any such person. The foregoing right of indemnification shall be in addition to any other right to which any such person may be entitled as a matter of law, contract or otherwise. In the event the Company shall be obligated to pay expenses in connection with defense of such claims, the Company shall be entitled to assume the defense of such proceeding upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, the Company shall not be liable to the Indemnitee under this Plan for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding. The Company may obtain, pay for, and keep current a policy or policies of insurance insuring the Plan Administrator, the Board, the Committee, or any employee who has any fiduciary responsibility with respect to the Plan from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.
16.Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.
17.Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered via e-mail to the intended recipient at their last known email address. If the e-mail is undeliverable, notice has been duly given when delivered or mailed by

Exhibit 10.21
United States mail, first class, postage prepaid, addressed to the intended recipient at their last known address.
18.Effective Date and Term. This Plan shall be effective as of January 1, 2026 and shall end on the date on which this Plan is terminated by the Company; provided that this Plan and the obligations of the Company hereunder shall not terminate with respect to any severance payments or benefits due hereunder with respect to a Section 16 Officer who previously incurred a Qualifying Termination and who has not forfeited such payments and benefits pursuant to the Severance and Release Agreement or Noncompetition Agreement or Section 2 or any other applicable provisions of this Plan until such obligations have been fully satisfied by the Company.
19.Employment with, and Action by Subsidiaries. For the avoidance of doubt, Employment with the Company or actions taken by the Company in connection with this Plan with respect to the Section 16 Officer shall include employment with or actions taken by any Subsidiary (or other affiliate of the Company, as may be determined by the Company).
20.Governing Law; Validity. This Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by ERISA or other Federal law, which shall otherwise control. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the 31st day of December, 2025.

DAVITA INC.

By:	/s/ Stephanie Hendrickson
	Name:	Stephanie Hendrickson
	Title:	Chief People Officer